AMENDMENT No. 2
TO
COMMITTED FACILITY AGREEMENT

AMENDMENT AGREEMENT (the “Amendment”), dated as of February 15, 2012 to the Committed Facility Agreement, dated as of November 20, 2008, as amended on August 5, 2009 (and as may be further amended, supplemented or otherwise modified from time to time, the “Agreement”) between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Claymore/Guggenheim Strategic Opportunities Fund (the “Customer”).

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the agreements provided herein, the parties hereto agree to amend the Agreement as follows:

1.	Amendment to “Maximum Commitment Financing” Definition.

a.	Section 1(h) of the Agreement is hereby deleted and replaced in its entirety with the following:

““Maximum Commitment Financing” means $30,000,000 USD; provided, however, that upon one Business Day’s written notice to BNPP PB, Inc., Customer may increase the Maximum Commitment Financing up to $40,000,000 and, provided further, that Customer may reduce the Maximum Commitment Financing by an amount up to $10,000,000 upon 1 Business Day’s written notice (no more than one time per calendar month), and by any amount upon 30 calendar days’ written notice to BNPP PB, Inc.”

2.	Amendment to “Eligible Securities” Definition.

a.	Section 2(a) of Appendix A to the Agreement is hereby modified by substituting the period at the end of clause (v) with a semi-colon and adding the following clause immediately thereafter:

“(vi) USD denominated Exchange Traded Funds (“ETFs”) traded on the New York Stock Exchange or the NASDAQ.”

b.	Section 2(b) of Appendix A to the Agreement is hereby modified by substituting the period at the end of clause (vi) with a semi-colon and adding the following clause immediately thereafter:

“(vii) to the extent that 25% of the Eligible Securities' Current Market Value consists of leveraged ETFs, any leveraged ETF positions in excess of such 25%.”

3.	Representations.

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.	Miscellaneous.

a.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

b.
Entire Agreement.  This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

c.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

d.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

e.	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.	CLAYMORE/GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

By: /s/ Authorized Signatory______________	By: /s/ John L. Sullivan
Name:	Name: John L. Sullivan
Title:	Title: Chief Financial Officer